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                                                                    EXHIBIT 5(1)


                       [Wuersch & Gering LLP Letterhead]


January 12, 2000

Virtual Communities, Inc.
589 8th Avenue - 7th Floor
New York, NY 10018

Ladies and Gentlemen:

We have acted as counsel to Virtual Communities, Inc., a Delaware corporation in connection with a Registration Statement on Form SB-2 and amendments thereto (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

On October 29, 1999, Virtual Communities, Inc. ("VCI") merged with and into HDG Acquisition Sub, Inc., a wholly owned subsidiary of Heuristic Development Group, Inc. ("HDG"). Previously, on June 3, 1999, HDG and VCI entered into a Plan and Agreement of Merger (the "Merger") that was subsequently amended on September 8, 1999. VCI shareholders approved the merger by means of a Consent of Shareholders dated as of October 26, 1999 and HDG shareholders approved the merger at HDG's Annual Meeting held on even date therewith.

As a result of the Merger, VCI shareholders received 1.151 shares of HDG common stock for each share of VCI common stock held by them. HDG's Board of Directors and management resigned and were replaced with VCI's Board of Directors and management. Following the Merger, VCI shareholders control HDG, holding a majority of the common stock of the post-merger company. In connection with the Merger, HDG filed a registration statement on Form S-4 with the Securities and Exchange Commission registering the shares of common stock, par value $.01 per share (the "Common Stock") to be issued in the Merger in accordance with the foregoing (the "Form S-4"). The Form S-4 was declared effective and the Merger was consummated on October 29, 1999. As a result of the Merger, each VCI stockholder tendering shares of the former VCI common stock received registered, publicly tradable shares of HDG. In connection with the Merger, HDG changed its name to Virtual Communities, Inc. and began trading its securities on the NASDAQ Small Cap Market on Monday, November 1, 1999. For purposes of this Opinion, the post-Merger entity is referred to herein as the "Company."

The Registration Statement relates to the offering of the following securities:

       1,794,335 shares of Common Stock (the "VCI Warrant Shares") to be issued to holders of outstanding warrants issued by the former Virtual Communities, Inc. (the "VCI Warrants") upon exercise of such warrants;

       500,000 redeemable class B warrants (the "Class B Warrants") issuable upon exercise of outstanding redeemable class A warrants (the "Class A Warrants"),
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Virtual Communities, Inc.                                      January 12, 2000
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       and 1,000,000 shares of Common Stock issuable upon exercise of those
       Class A and Class B Warrants (collectively, the "HDG Warrant Shares");

       120,000 units issuable upon exercise of outstanding unit purchase options (the "UPO Units"), each consisting of one share of Common Stock, one redeemable Class A Warrant and one redeemable Class B Warrant, together with an aggregate of 360,000 shares of the Company's Common Stock issuable on exercise of the Class A and Class B Warrants included in the UPO Units (the "HDG Unit Shares" and together with the VCI Warrant Shares and the HDG Warrant Shares, the "Offered Shares");


In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation, (ii) By-laws and (iii) resolutions of the Company's board of directors. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

Based upon and subject to the foregoing, we are of the following opinion:

1. The VCI Warrant Shares included in the Offered Shares have been duly authorized and will, upon issuance and payment in accordance with the terms of the VCI Warrants, be validly issued, fully-paid and non-assessable.

2. The HDG Warrant Shares included in the Offered Shares have been duly authorized and will, upon issuance and payment in accordance with the terms of the Class A Warrants and Class B Warrants, respectively, be validly issued, fully-paid and non-assessable.

3. The HDG Unit Shares included in the Offered Shares have been duly authorized and will, upon issuance and payment in accordance with the terms of the UPO Units, Class A Warrants and Class B Warrants, respectively, be validly issued, fully-paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

Very truly yours,
/s/
WUERSCH & GERING, LLP